Form 10-K405, Exhibit 13
period 1996-03-31
XYTRONYX INC
filed 1996-06-19
CIK 731252

                                  1996

                              ANNUAL REPORT







                             XYTRONYX, INC.







                                  [LOGO]


SELECTED CONSOLIDATED FINANCIAL DATA  (UNAUDITED)
XYTRONYX, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE ENTERPRISE)



                                                                                                       Sept. 23, 1983
                                                          Years ended March 31                         (inception) to
                                   ----------------------------------------------------------------       March 31,
(IN THOUSANDS, EXCEPT PER SHARE              1996        1995        1994        1993        1992          1996
- ---------------------------------------------------------------------------------------------------------------------
Total revenues                                $379      $1,201        $585        $536        $567        $5,376
Product development costs                    1,854       2,118       1,218         657         750        12,399
Net loss                                    (3,256)     (3,755)     (4,613)     (3,738)     (3,157)      (28,294)
Net loss per share of common stock           (0.52)      (0.74)      (1.10)      (1.01)      (0.92)


                                                             As of March 31
                                   ----------------------------------------------------------------
                                             1996        1995        1994        1993        1992
                                   ----------------------------------------------------------------
Cash, cash equivalents, and
  short-term investments                    $1,698      $1,820      $4,504      $2,540      $3,542
Total assets                                 2,174       2,305       5,168       3,668       4,342
Long-term liabilities                           21          24          70         609         644
Stockholders' equity*                        1,548       1,884       3,942       2,441       3,268

- ---------------------------------------------------------------------------------------------------
*NO DIVIDENDS HAVE BEEN PAID ON THE COMPANY'S COMMON STOCK.







INDEX

SHAREHOLDER LETTER . . . . . . . . . . . . . . . . .  1

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . .  4

STATEMENTS OF OPERATIONS . . . . . . . . . . . . . .  7

BALANCE SHEETS . . . . . . . . . . . . . . . . . . .  8

STATEMENTS OF STOCKHOLDERS' EQUITY . . . . . . . . .  9

STATEMENTS OF CASH FLOW. . . . . . . . . . . . . . . 10

NOTES TO FINANCIAL STATEMENTS. . . . . . . . . . . . 11

AUDITORS' REPORTS. . . . . . . . . . . . . . . . . . 21

TO OUR SHAREHOLDERS AND ASSOCIATES:

We are pleased to report that during the past year the Company completed two transactions under which it acquired or otherwise gained rights to proprietary technologies in the areas of cancer therapy. First was the acquisition of an exclusive license to the Photodynamic Immunotherapy-TM- ("PDIT-TM-") technology for the treatment of cancer. Second was an agreement which granted Xytronyx an option to acquire Binary Therapeutics, Inc., the holder of certain proprietary technologies in the Photodynamic Therapy ("PDT") area, also for the treatment of cancer. These two opportunities complement each other and offer the Company efficiencies and other strategic benefits due to their similar development requirements and expected uses.

Management believes that these transactions represent the most important opportunities ever undertaken by Xytronyx, Inc. This annual report gives an overview of these developments and provides an update of the significant progress made in commercializing our Periodontal Tissue Monitor and the Kephra-TM- products.

PHOTODYNAMIC IMMUNOTHERAPY-TM- (PDIT-TM-) TECHNOLOGY

In May 1996 we acquired an exclusive worldwide license to a new technology, Photodynamic Immunotherapy-TM- (PDIT-TM-) treatment for cancer. PDIT treatment consists of the co-injection of an infrared absorbing dye (photosensitizing drug) and an immunoadjuvant directly into a tumor followed by illumination with an infrared laser. Similar to traditional Photodynamic Therapy, PDIT treatment is intended to produce tumor tissue destruction in the primary area of therapy. An important distinction of PDIT therapy, however, is that this treatment is also intended to trigger an immune reaction in the patient to complete the destruction of the primary tumor and to also destroy metastatic tumors. The Company believes that the potential of PDIT therapy to destroy metastatic tumors offers an improved methodology for treatment of cancers such as breast, lung and prostate, particularly at more advanced stages of disease.

Encouraging results in the form of high response rates have been achieved with this therapy in conjunction with a very challenging animal breast tumor model. Xytronyx expects initially to target breast cancer with PDIT treatment, although the therapy is also expected to be beneficial in treating lung and prostate cancer as well. It should be noted that this technology has only been tested in animal models to date and there is no assurance that it will prove effective in humans. Our objective is to commence human clinical studies with breast cancer patients around the end of 1996. Patent applications encompassing PDIT treatment have been filed in the United States and in international markets.

PHOTODYNAMIC THERAPY (PDT);
OPTION TO ACQUIRE BINARY THERAPEUTICS, INC.

In June 1996 we entered into an agreement which granted Xytronyx the option to purchase Binary Therapeutics, Inc. ("BTI"), a privately held company. BTI holds certain proprietary technologies in the areas of both Photodynamic Therapy (PDT) and a related area, Boron Neutron Capture Therapy ("BNCT"). Photodynamic Therapy is an emerging mode of treatment for cancer which uses the combination of light-activated drugs and nonthermal light to achieve selective, photochemical destruction of cancer cells with minimal effect on surrounding normal tissues. BTI's technologies may offer advantages over other existing PDT technologies in terms of selectivity (the ability to specifically target tumors) and the potential to target deeper seated tumors. One drug, BTI's Boronated Porphyrin compound ("BOPP"), is currently undergoing preparation for human clinical trials as a photosensitizing drug for PDT treatment of brain cancer. The Company believes, based upon the results of preclinical studies, that BOPP may also be useful as a photosensitizing drug for PDT treatment of pancreatic tumors. Under the terms of the agreement, Xytronyx will assist BTI with certain product development efforts and in exchange has received an option to acquire the company.

THE PERIODONTAL TISSUE MONITOR (PTM)

Over the past year-and-a-half, Xytronyx has faced challenges resulting from changes in strategic focus from two successive multi-national corporate partners (most recently the Procter & Gamble Company) with whom we had marketing relationships for the Periodontal Tissue Monitor ("PTM"). Based on our experience with world-wide marketing partners, and to accelerate the launch of the PTM into the marketplace, we elected to target a separate marketing partner for Europe to take advantage of the fact that the PTM already has regulatory approval in most of Western Europe. In May 1996 we announced that Xytronyx had entered into an agreement with Hawe-Neos Dental to distribute the PTM in Europe. Under the agreement, Hawe-Neos, which is headquartered in Bioggio, Switzerland, will market the product on an exclusive basis in Europe for a period of 18 months, and has the option to extend the term of its distribution rights for an additional 5 years subject to certain minimum purchase quantities. Hawe-Neos, has over 60 years experience in manufacturing and marketing dental products in Europe and has indicated that its goal is to launch the PTM in Europe as early as the fall of 1996.

In March 1996 Xytronyx completed U.S. clinical trials of the PTM required for a premarket approval ("PMA") application to the FDA for clearance to market the product in the United States. Xytronyx expects to complete the analysis of the clinical data and the development of the related application materials in time to allow for a submission of the PMA to the FDA during this summer. We are currently evaluating marketing alternatives for the product for the United States market and expect to move closer to selecting a strategy by the time a response to the PMA application is received from the FDA.

PHOTOCHROMIC TECHNOLOGY ("KEPHRA-TM-")

During the year we achieved several milestones in the commercialization of our Kephra photochromic reversible color-change technology, including: (1) the granting of an exclusive 18-month license (in exchange for a fee) to a major consumer products company for use of the technology in the U.S. and Canadian soft-drink market; (2) the market introduction, by a major watch company, of watches produced with Kephra inks; and (3) significant progress in the development of a major consumer product application which has a long-term revenue opportunity for Xytronyx. The ultimate revenues obtained from these and other Kephra commercialization efforts will be dependent upon the magnitude of actual product sales and promotions by our marketing partners and the ultimate success of technical development projects. We are pleased with the progress made to date and will continue to look for ways to maximize the revenue and licensing potential from this product.

                                *   *   *   *  *


This past year has been a major transitional period for Xytronyx which included a major expansion of our new product opportunities. Furthermore, we have made significant progress in the commercialization of our traditional products. We are very encouraged by the events transpiring at Xytronyx and are excited about the future prospects for the Company.

Xytronyx thanks its shareholders for their continued support. We will keep you informed as your Company moves toward what we believe is a very positive future.

                              Larry O. Bymaster
                              Chairman and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS. Total revenue decreased by $822,000, or 68% to $379,000 in Fiscal 1996 (the year ended March 31, 1996). The majority of the prior year revenues related to an agreement with Coors Brewing Company for use of the Company's Kephra-TM- photochromic technology in a summer 1994 promotion. The Coors Brewing Company's rights with respect to the technology terminated on March 6, 1995 and, accordingly, no such revenues were earned in the current year.

Product sales of $14,000 for Fiscal 1996 decreased by $603,000 or 98%, from the prior year; the prior year sales were comprised primarily of sales of Kephra materials to Coors Brewing Company. Product sales of $616,000 for Fiscal 1995 increased by $178,000, or 41% over the prior year due to sales of the aforementioned Kephra materials. Product sales of $438,000 for Fiscal 1994 were comprised primarily of sales of the Company's Sun Alert-TM- product and of a single shipment of the Periodontal Tissue Monitor (the "PTM") to Colgate-Palmolive Company. License fee revenues for Fiscal 1996 decreased by $180,000, or 55%, to $150,000. Fiscal 1996 revenue is attributable to rights related to a licensing agreement with a U.S. soft-drink company for the Company's Kephra technology. Fiscal 1995 revenue from license fees related to the March 1994 agreement with Coors Brewing Company; no such revenue was earned in Fiscal 1994. Contract research revenue decreased by $54,000 from the prior year due to the completion of the Coors Brewing Company project, and in both years was comprised of research related to the Company's Kephra process. Fiscal 1995 contract research revenue increased by $64,000 over the prior year as a result of an agreement with Coors Brewing Company and work performed for Colgate-Palmolive Company. Fiscal 1994 revenue from contract research related to the Company's Kephra technology. Marketing rights income for Fiscal 1996 increased by $40,000 over the prior year to $60,000 with the increase primarily attributable to rights related to the Company's PTM product.

Interest and other revenue for the current fiscal year decreased by $26,000, or 19%, to $110,000. This decrease was the result of a decrease in the average balance of invested funds offset by a higher interest rate yield on invested Company funds. Fiscal 1995 interest and other revenue increased $50,000, primarily due to a higher interest rate yield on invested funds.

During the fiscal year ended March 31, 1996, cost of product sales decreased $295,000 or 70% from the prior year. Fiscal 1995 cost of product sales included costs related to the sales to Coors Brewing Company; no such sales were made in the current fiscal year. Fiscal 1995 cost of product sales decreased $279,000 or 40% from the prior year yielding a positive gross margin of $197,000, or 32% of product sales. Fiscal 1994 cost of product sales included the write off of approximately $200,000 in inventory as the result of the write off of certain assets relating to the Sun Alert-TM-product line. Due principally to limited sales volume and the write off described above, gross margins on product sales were negative in Fiscal 1996 and Fiscal 1994.

Product development costs for Fiscal 1996 decreased $264,000 or 12%, to $1,854,000. This decrease is the result of the cessation of certain projects offset by an increase in costs associated with U.S. clinical trials of the PTM kit. Product development costs for Fiscal 1995 increased $900,000, or 74%, to $2,118,000 over the prior year primarily due to costs associated with U.S. clinical trials of the PTM kit; no such costs were incurred in the prior two fiscal years.

During the fiscal year ended March 31, 1996, general and administrative costs decreased $313,000 or 20%, to $1,258,000 from the prior year. This decrease is a result of cost savings measures implemented in March 1995 which include reduced staffing and a reduction in other administrative costs. For the fiscal year ended March 31, 1995, general and administrative costs decreased $1,053,000, or 40%, to $1,571,000 from the prior year. In Fiscal 1994, general and administrative expenses included a $469,000 accounting entry relating to employee stock options. No such accounting entry was required in Fiscal 1995. Fiscal 1995 administrative expenses were further reduced by the settlement of the stockholders' lawsuit in the first quarter of 1995.

Business development and marketing costs for Fiscal 1996 decreased $418,000 or 53%, to $372,000 versus $790,000 in Fiscal 1995. Prior year amounts include costs incurred related to gaining approval of the PTM in the Peoples Republic of China and sales commissions incurred relating to the agreement with Coors Brewing Company discussed above. No such costs were incurred in the current fiscal year. During Fiscal 1995, business development and marketing costs increased $212,000, or 37%, to $790,000 versus $579,000 in Fiscal 1994 as a result of the increased efforts related to the PTM kit and Kephra described above.

Interest expense in Fiscal 1996 totaled $19,000, a $15,000 decrease from the prior year. Interest expense in Fiscal 1995 decreased by $46,000 from the prior year to $39,000 as a result of the repayment of the $500,000 customer advance to Colgate-Palmolive in June 1994. Fiscal 1994 results include one full year, or $60,000, of interest expense related to this debt.

The Fiscal 1996 net loss decreased by $499,000, or 13%, to $3,256,000 versus the prior year. This decrease is attributable to a reduction of expenditures in all major classifications for the fiscal year, partially offset by the fact that revenues from Kephra recognized in Fiscal 1995, were not repeated in the current year. The Fiscal 1995 net loss decreased by $858,000, or 19%, to $3,755,000 versus the prior year. This decrease is attributable to the increased revenues from Coors Brewing Company and the reduction in general and administrative expenses, partially offset by higher product development costs associated with the U.S. clinical trials. The Fiscal 1996 loss per share of common stock decreased by $0.22 to $0.52 per share due principally to the decrease in net loss and the increase of 1,116,000, or 22%, to 6,223,000, in weighted average common shares outstanding. The Fiscal 1995 loss per share of common stock decreased by $0.36 to $0.74 per share versus the prior year due principally to the decrease in net loss and the increase of 927,000, or 22%, to 5,106,000, in weighted average common shares outstanding.

CAPITAL RESOURCES AND LIQUIDITY.   As of March 31, 1996, cash, cash
equivalents, and short-term investments decreased by $122,000, or 7%, to $1,698,000, compared to March 31, 1995, and working capital decreased by $348,000. These decreases are attributable to the net loss for Fiscal 1996 partially offset by net proceeds of $2,864,000 from a private placement of the Company's common stock. Total assets decreased by $130,000, primarily due to the decrease in cash, cash equivalents, and short-term investments described above. Stockholders' equity decreased by $336,000 primarily as a result of the aforementioned net loss offset by the private placement proceeds.

Since inception, the Company has experienced negative cash flow from operations, and the Company considers it prudent to anticipate that negative cash flow from operations will continue for the foreseeable future, and that outside sources of funding will continue to be required. The Company's financial resources are anticipated to be adequate, based on the assumption that no significant revenues are received, through September 1996, and possibly beyond that date, based on a continuation of the pattern of expenses which prevailed during Fiscal 1996. Unanticipated expenses could, however, shorten that period.

The Company completed a 12-month clinical trial of the PTM held at three universities in March 1996. The Company is currently compiling and analyzing the data generated from the clinical studies for preparation of a submission of a Premarket Approval application ("PMA") to the FDA. The completion of the clinical studies will result in the reduction in or elimination of certain product development expenses.

The Company is in the process of identifying potential marketing partners for the PTM product and is holding discussions with such companies. In the event the Company begins selling material quantities of the PTM, the Company may need additional working capital, and additional personnel and space, both of which may cause an increase in the net utilization of cash. However, there can be no assurance that FDA PMA approval or any other required regulatory approvals will be forthcoming, or that the Company will complete any new marketing agreements, or that any of its existing or future marketing partners will order the PTM products in significant quantities.

In May 1996 the Company entered into an agreement with Wound Healing of Oklahoma ("WHO"), a privately held corporation, under which it acquired an exclusive license to certain proprietary technology in the Photodynamic Immunotherapy ("PDIT") treatment of cancer. The Company expects to perform certain product development efforts associated with the commercialization of the licensed technology, including the commencement of human clinical trials, increasing the Company's net utilization of cash. However, there can be no assurance that FDA and other regulatory approval required to commence such trials will be forthcoming.

In June 1996 the Company entered into an agreement which granted the Company the option to acquire Binary Therapeutics, Inc. ("BTI"). BTI is a privately held development stage enterprise holding certain technologies in the area of Photodynamic Therapy ("PDT") treatment of cancer. Under the agreement anticipated by the letter of understanding the Company expects to fund certain product development expenses incurred by BTI, increasing the Company's net utilization of cash.

The Company continues to be engaged in efforts to obtain additional financing and to seek strategic partners to aid in the development and marketing of its products. The continued existence of the Company is dependent upon receiving additional financing from time-to-time until it begins to generate positive cash flow from operations. If and as orders for the Company's products are placed in increasing quantities, the Company expects to seek working capital debt and/or equity financing as a function of availability and cost. No assurance can be given that the Company will be successful in obtaining additional debt and/or equity financing or locating new strategic partners, or that it will be able to generate positive cash flow from operations.

The Company has never paid a cash dividend and does not contemplate the payment of cash dividends in the foreseeable future.

IMPACT OF INFLATION. The impact of inflation on the operations of the Company during Fiscal 1996, Fiscal 1995 and Fiscal 1994 was not material.


CONSOLIDATED STATEMENTS OF OPERATIONS
XYTRONYX, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE ENTERPRISE)





                                               Years ended March 31                             September 23, 1983
                                        --------------------------------------------------        (inception) to
                                              1996             1995              1994             March 31, 1996
- ----------------------------------------------------------------------------------------------------------------
REVENUES
   Product sales                              $13,657          $616,200          $438,186           $1,849,746
   License fees and royalties                 150,000           330,000                 -              480,000
   Contract research                           45,000            99,151            35,000              228,891
   Marketing rights                            60,000            20,000            26,500            1,306,500
   Interest and other                         110,159           135,804            85,381            1,510,797
- ----------------------------------------------------------------------------------------------------------------
Total revenues                                378,816         1,201,155           585,067            5,375,934
- ----------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES
   Cost of product sales                      124,530           419,032           698,003            2,902,735
   Product development                      1,853,899         2,118,247         1,217,924           12,398,864
   General and administrative               1,257,722         1,570,768         2,623,562           14,609,983
   Business development
     and marketing                            372,316           790,233           578,501            3,267,683
   Interest and other                          26,252            57,843            80,119              490,231
- ----------------------------------------------------------------------------------------------------------------
Total costs and expenses                    3,634,719         4,956,123         5,198,109           33,669,496
- ----------------------------------------------------------------------------------------------------------------

Net loss                                  ($3,255,903)      ($3,754,968)      ($4,613,042)        ($28,293,562)
- ----------------------------------------------------------------------------------------------------------------

Net loss per share
   of common stock                             ($0.52)           ($0.74)           ($1.10)
- ------------------------------------------------------------------------------------------

Weighted average
   shares outstanding                       6,222,832         5,106,454         4,179,890
- ------------------------------------------------------------------------------------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED BALANCE SHEETS
XYTRONYX, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE ENTERPRISE)



                                                                          As of March 31
                                                                 --------------------------------
                                                                     1996                1995
- -------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                            $409,651           $827,752
Short-term investments                                              1,288,106            992,326
Accounts receivable                                                     2,668              9,073
Inventory                                                              40,907             47,967
Prepaid expenses                                                       95,945             99,306
- -------------------------------------------------------------------------------------------------
   Total current assets                                             1,837,277          1,976,424

Property and equipment, net                                           135,234            120,154
Patent application costs, net                                         190,159            196,573
Other assets                                                           11,798             11,786
- -------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                       $2,174,468         $2,304,937
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                                     $214,310           $216,815
Accrued expenses                                                      378,927            115,441
Customer advances                                                           -             30,888
Current portion of capitalized leases                                  12,512             33,631
- -------------------------------------------------------------------------------------------------
   Total current liabilities                                          605,749            396,775

Other liabilities                                                      20,670             24,353


Commitments and contingencies  (Note 4)

STOCKHOLDERS' EQUITY:
Preferred stock, $25.00 par value, 300,000 shares authorized                -                  -
Common stock, $.02 par value, 30,000,000 shares authorized;
   8,051,029 and 5,263,029 shares issued and
   outstanding at March 31, 1996 and 1995, respectively               161,021            105,261
Capital in excess of par value                                     29,680,590         26,816,207
Deficit accumulated during the development stage                  (28,293,562)       (25,037,659)
- -------------------------------------------------------------------------------------------------
   Total stockholders' equity                                       1,548,049          1,883,809
- -------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $2,174,468         $2,304,937
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
XYTRONYX, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE ENTERPRISE)


                                                                       PREFERRED STOCK                        COMMON STOCK
                                                            -------------------------------------   --------------------------------
                                                                SHARES              PAR VALUE           SHARES         PAR VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at September 23, 1983                                     -              $      -                 -         $         -
Original issuance of common stock:
  October 1983 at $.02 per share                                                                          597,500          11,950
  October 1983 at $2.00 per share                                                                          55,000           1,100
Issuance for cash, January 1984
  at $4.00 per share                                                                                      383,625           7,672
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1984                                         -                     -               1,036,125          20,722
Purchase of treasury stock
Adjustment to capital in excess
  of par value
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1985                                         -                     -               1,036,125          20,722
Purchase of treasury stock
Initial public offering, October 1985
  at $6.00 per share                                                                                      500,000          10,000
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1986                                         -                     -               1,536,125          30,722
Purchase of treasury stock
Preferred stock subscribed:
  Series A                                                        6,000                 150,000
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1987                                         6,000                 150,000         1,536,125          30,722
issuance of 8.5% convertible
  subordinated notes warrants
Retirement of treasury stock                                                                              (17,500)           (350)
Preferred stock subscribed/(returned):
  Series A                                                       (3,000)                (75,000)
  Series B                                                        1,600                  40,000
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1988                                         4,600                 115,000         1,518,625          30,372
Conversion of 8.5% convertible
  subordinated notes                                                                                       39,999             800
Consultant's compensation                                                                                   1,073              22
Preferred stock subscribed/(converted):
  Series A                                                       (3,000)                (75,000)           35,002             700
  Series B                                                       27,180                 679,500
Dividends accrued - Series B
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1989                                        28,780                 719,500         1,594,699          31,894
Private placement, November 1989
  at $8.00 per share                                                                                       75,000           1,500
Exercise of common stock options                                                                            3,500              70
Preferred stock subscribed/(converted):
  Series B                                                      (28,780)               (719,500)          719,500          14,390
Dividends accrued - Series B
Reverse accrued dividends - Series B
Exercise of Series B warrants                                                                             463,088           9,262
Exercise of other warrants                                                                                  2,000              40
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1990                                         -                     -               2,857,787          57,156
Exercise of common stock options                                                                            7,100             142
Exercise of other warrants                                                                                 98,000           1,960
Consultant's compensation                                                                                     338               7
Private placement, October 1990
  at $12.00 per share                                                                                     257,500           5,150
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1991                                         -                     -               3,220,725          64,415
Exercise of common stock options                                                                           10,950             218
Exercise of other warrants                                                                                 10,000             200
Private placement, April 1991
  at $17.50 per share                                                                                     214,188           4,284
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1992                                         -                     -               3,455,863          69,117
Exercise of common stock options                                                                            4,300              86
Private placement, May 1992
  at $11.625 per share                                                                                    277,100           5,542
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1993                                         -                     -               3,737,263          74,745
Exercise of common stock options                                                                           70,227           1,405
Common stock retired as payment
  for common stock options exercised                                                                      (12,903)           (258)
Grant of stock option below fair market value
Private placements:
  July 1993 at $5.50 per share                                                                            317,093           6,342
  December 1993 at average of $6.12 per share                                                             427,275           8,546
  January 1994 at average of $6.24 per share                                                              222,100           4,442
  March 1994 at $5.30 per share                                                                            51,000           1,020
Common stock issued in payment of offering expenses                                                           974              19
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1994                                         -                     -               4,813,029          96,261
Private placements:
  April 1994 at $4.00 per share                                                                           100,000           2,000
  August 1994 at $4.485 per share                                                                         100,000           2,000
  September 1994 at $3.80 per share                                                                       250,000           5,000
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1995                                         -                     -               5,263,029        $105,261
Private placements:
  November 1995 at $1.25 per share                                                                      2,788,000         $55,760
Net Loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1996                                                                               8,051,029        $161,021
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Deficit
                                                                                      Accumulated
                                                                 Capital              During the                 Treasury Stock
                                                                in Excess             Development           ------------------------
                                                               of Par Value              Stage                Shares        Amount
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at September 23, 1983                               $         -           $         -                   -        $    -
Original issuance of common stock:
  October 1983 at $.02 per share
  October 1983 at $2.00 per share                                     108,900
Issuance for cash, January 1984
  at $4.00 per share                                                1,325,817               (137,937)
Net loss
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1984                                           1,434,717               (137,937)           -             -
Purchase of treasury stock                                                                                     (13,333)        (267)
Adjustment to capital in excess
  of par value                                                          5,600
Net loss                                                                                    (692,070)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1985                                           1,440,317               (830,007)          (13,333)        (267)
Purchase of treasury stock                                                                                      (4,167)         (83)
Initial public offering, October 1985
  at $6.00 per share                                                2,392,536
Net loss                                                                                    (994,767)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1986                                           3,832,853             (1,824,774)          (17,500)        (350)
Purchase of treasury stock                                                                                                       (5)
Preferred stock subscribed:
  Series A                                                            450,000
Net loss                                                                                  (1,445,191)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1987                                           4,282,853             (3,269,965)          (17,500)        (355)
issuance of 8.5% convertible
  subordinated notes warrants                                          62,500
Retirement of treasury stock                                               (5)                                  17,500          355
Preferred stock subscribed/(returned):
  Series A                                                           (225,000)
  Series B                                                            120,000
Net loss                                                                                  (1,327,934)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1988                                           4,240,348             (4,597,899)           -             -
Conversion of 8.5% convertible
  subordinated notes                                                  249,193
Consultant's compensation                                               6,524
Preferred stock subscribed/(converted):
  Series A                                                             74,296
  Series B                                                          1,556,444
Dividends accrued - Series B                                         (221,955)
Net loss                                                                                  (1,553,240)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1989                                           5,904,850             (6,151,139)           -             -
Private placement, November 1989
  at $8.00 per share                                                  538,500
Exercise of common stock options                                       13,930
Preferred stock subscribed/(converted):
  Series B                                                            705,111
Dividends accrued - Series B                                         (141,158)
Reverse accrued dividends - Series B                                  363,113
Exercise of Series B warrants                                       1,611,546
Exercise of other warrants                                             14,360
Net loss                                                                                  (1,512,343)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1990                                           9,010,252             (7,663,482)           -             -
Exercise of common stock options                                       28,258
Exercise of other warrants                                            743,640
Consultant's compensation                                               2,894
Private placement, October 1990
  at $12.00 per share                                               2,765,446
Net loss                                                                                  (2,111,267)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1991                                          12,550,490             (9,774,749)           -             -
Exercise of common stock options                                       40,932
Exercise of other warrants                                            104,800
Private placement, April 1991
  at $17.50 per share                                               3,433,816
Net loss                                                                                  (3,156,803)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1992                                          16,130,038            (12,931,552)           -             -
Exercise of common stock options                                       16,139
Private placement, May 1992
  at $11.625 per share                                              2,889,461
Net loss                                                                                  (3,738,097)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1993                                          19,035,638            (16,669,649)           -             -
Exercise of common stock options                                      292,406
Common stock retired as payment
  for common stock options exercised                                  (99,740)
Grant of stock option below fair market value                         468,750
Private placements:
  July 1993 at $5.50 per share                                      1,531,879
  December 1993 at average of $6.12 per share                       2,386,770
  January 1994 at average of $6.24 per share                        1,259,545
  March 1994 at $5.30 per share                                       244,088
Common stock issued in payment of offering expenses                     8,868
Net loss                                                                                  (4,613,042)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1994                                          25,128,204            (21,282,691)           -             -
Private placements:
  April 1994 at $4.00 per share                                       378,000
  August 1994 at $4.485 per share                                     423,575
  September 1994 at $3.80 per share                                   886,428
Net loss                                                                                  (3,754,968)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1995                                         $26,816,207           ($25,037,659)           -             -
Private placements:
  November 1995 at $1.25 per share                                 $2,864,383
Net Loss                                                                                 ($3,255,903)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1996                                         $29,680,590           ($28,293,562)
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOW
XYTRONYX, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE ENTERPRISE)


                                                                     Years ended March 31                     September 23, 1983
                                                         ------------------------------------------------       (inception) to
                                                             1996              1995              1994           March 31, 1996
- --------------------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
 Net loss                                                ($3,255,903)      ($3,754,968)      ($4,613,042)          ($28,293,562)
 Adjustments to reconcile net loss to net cash
 used by operating activities:
   Depreciation and amortization                             123,427           171,135           184,847              1,474,013
   Non-cash compensation expense upon issuance
     of common stock options and common stock                      -                 -           468,750                475,013
   Net book value of disposals                                 5,506             8,783           131,704                148,252
   Option income from retirement of stock
     or amounts previously advanced by customer                    -                 -                 -               (400,000)
   Changes in assets and liabilities:
     Accounts receivable                                       6,405           219,505            34,331                 (2,669)
     Inventory                                                 7,060           (38,890)          354,285                (40,910)
     Prepaid expenses and other assets                         3,349           (35,744)            8,981               (106,920)
     Accounts payable                                         (2,505)          (37,937)          (80,126)               214,309
     Accrued expenses                                        263,486          (216,845)          129,923                234,904
     Customer advances                                       (30,888)          (11,012)          (16,447)               140,863
     Other liabilities                                       (11,895)          (11,895)          (11,894)                 2,976
- ---------------------------------------------------------------------------------------------------------------------------------
   Net cash used by operating activities                  (2,891,958)       (3,707,868)       (3,408,688)           (26,153,448)

 INVESTING ACTIVITIES
 Purchases of short-term investments                      (1,288,106)         (992,326)       (3,200,000)            (5,480,432)
 Maturities of short-term investments                        992,326         3,200,000                 -              4,192,326
 Capital expenditures                                        (51,596)          (33,399)          (57,678)              (821,663)
 Patent application costs                                    (61,823)         (112,027)         (192,360)              (880,628)
 Other                                                             -                 -                 -                   (996)
- ----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities      (409,199)        2,062,248        (3,450,038)            (2,991,393)

 FINANCING ACTIVITIES
 Issuance of notes payable                                   325,426           318,172           188,117              1,659,401
 Repayment of notes payable                                 (325,426)         (318,172)         (188,117)            (1,440,657)
 Repayment of capitalized lease obligations                  (37,087)          (27,641)          (22,115)              (174,982)
 Long-term customer advances                                       -          (500,000)                -                100,000
 Issuance of common and preferred stock                    2,920,143         1,697,003         5,645,332             29,348,230
 Issuance of stock warrants                                        -                 -                 -                 62,500
- ----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities               2,883,056         1,169,362         5,623,217             29,554,492
- ----------------------------------------------------------------------------------------------------------------------------------
 Net increase (decrease) in cash
   and cash equivalents                                     (418,101)         (476,258)       (1,235,509)               409,651
 Cash and cash equivalents at beginning of period            827,752         1,304,010         2,539,519                      -
- ----------------------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of period                 $409,651          $827,752        $1,304,010               $409,651
- ----------------------------------------------------------------------------------------------------------------------------------
 Cash paid for interest                                      $18,804          $143,909           $20,120               $458,850
- ----------------------------------------------------------------------------------------------------------------------------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
XYTRONYX, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE ENTERPRISE)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS - The consolidated financial statements include the accounts of Xytronyx, Inc., and its wholly owned subsidiary, Perio Test, Inc. (collectively, the "Company"). The Company was incorporated under the laws of the State of Delaware on September 23, 1983. For the period of inception to date, the Company's activities have been directed primarily toward the development and commercialization of products based on biotechnological research.

PRINCIPLES OF CONSOLIDATION - All significant intercompany balances and transactions have been eliminated in consolidation.

DEVELOPMENT STAGE - The Company has not earned significant revenues from planned principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended March 31, 1996, the Company incurred a net loss of $3,255,903. This factor, among others, may indicate that the Company will be unable to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements and business contracts, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. Based on the assumption that no significant revenues are received, management anticipates that the Company's current resources will allow planned operations to continue through September 1996 and possibly beyond that date. Unanticipated expenses, however, could shorten that period. Accordingly, the Company will most probably require additional financing from time-to-time until it begins to generate positive cash flow from operations. There can be no assurance that the Company will be successful in obtaining financing, or that it will attain positive cash flow from operations.

ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - Cash equivalents consist of money market instruments purchased with an original maturity of three months or less. Short-term investments are investments with original maturities of less than one year but greater than three months. The

Company's short-term investments consist of marketable debt securities that are considered to be held to maturity and recorded at amortized cost, which approximates market.

INVENTORY - Inventory is valued at the lower of cost (determined by the first-in, first-out method) or market and consists of the following:

                                         March 31
                                     1996        1995
                                     ----         ---
     Raw materials                 $33,867      $22,407
     Work-in-process                 3,963       25,560
     Finished goods                  3,077           --
                                   -------      -------
     Total                         $40,907      $47,967
                                   -------      -------

PROPERTY AND EQUIPMENT, DEPRECIATION AND AMORTIZATION - Depreciation and amortization of property and equipment are provided using the straight-line method over the estimated useful lives of the related assets, which are principally five and ten years. Property and equipment are summarized as follows:
                                               March 31
                                           1996         1995
                                           ----         ----
     Laboratory equipment               $ 602,613    $ 586,369
     Office furniture and equipment       169,627      154,722
     Leasehold improvements                29,186       29,186
                                        ---------    ---------
     Total property and equipment         801,426      770,277
     Less accumulated
        depreciation and amortization    (666,192)    (650,123)
                                        ---------    ---------
                                        $ 135,234    $ 120,154
                                        ---------    ---------
                                        ---------    ---------

PATENT APPLICATION COSTS - Legal expenses incurred in connection with applications for patents on research and development projects are capitalized. The costs are amortized using the straight-line method over five years. Patent costs which have no further economic value are written off in the period in which such diminution in value occurs. Patent application costs are net of accumulated amortization of $296,628 and $236,833 at March 31, 1996 and 1995, respectively.

ACCRUED EXPENSES - Accrued expenses consist of the following:

                                               March 31
                                           1996         1995
                                           ----         ----
     Accrued compensation                $ 67,925     $115,194
     Accrued clinical trial expenses      306,674           --
     Other                                  4,328          247
                                         --------     --------
     Total                               $378,927     $115,441
                                         --------     --------
                                         --------     --------

REVENUE RECOGNITION - Revenue is generally recognized at the time of product shipment or when the earnings process is complete. Payments received in advance of performance are recorded as deferred revenue.

LOSS PER SHARE OF COMMON STOCK - Loss per share of common stock is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Common stock equivalents have not been included as they are antidilutive.

CONCENTRATION OF CREDIT RISK - The Company invests its excess cash in money market accounts and short-term investments. The Company has not experienced any losses on its cash accounts or short-term investments.

MAJOR CUSTOMERS - Export sales, all of which were to Japan, accounted for 51% of product sales in fiscal year 1996. Product sales for fiscal year 1995 were virtually all to domestic customers while export sales, primarily to Europe, accounted for 50% of product sales in fiscal year 1994. Three customers individually accounted for 21%, 26% and 46%, respectively, of fiscal year 1996 product sales. One customer individually accounted for 93% and 45% of product sales for fiscal years 1995 and 1994, respectively.

SUPPLEMENTAL CASH FLOW INFORMATION - The Company had the following noncash financing and investing activities for the period September 23, 1983 (inception) through March 31, 1996: Common stock issued upon the conversion of long-term debt in the amount of $249,994; common stock issued upon the conversion of $719,500 of Series B preferred stock; option income of $100,000 recognized from an amount previously classified as a customer advance, and; capital lease obligations incurred totaling $199,709, of which $24,180 was incurred in Fiscal 1996.


2.   STOCKHOLDERS' EQUITY

PRIVATE PLACEMENTS OF COMMON STOCK - During November 1995 the Company completed a private placement of 34.85 units at $100,000 per unit to "accredited" investors as defined by federal securities regulations. Each unit was comprised of 80,000 shares of the Company's common stock and 100,000 warrants to purchase one share of common stock per warrant at an exercise price of $1.00 per share for a period of ten years. The Company received net proceeds of $2,920,143 after issuance costs of $564,857. Included among the issuance costs was the payment of $313,650 in commissions and a nonaccountable expense allowance of $139,400 to a placement agent. The Company will also pay a commission to the placement agent of 6% of the gross proceeds received upon any exercise of the warrants. Additionally, the placement agent received 4.35625 unit purchase warrants at an exercise price equal to 110% of the price per unit paid by the investors in the private placement, to purchase up to 784,125 shares of common stock.

During April 1994 the Company completed a private placement of 100,000 shares of its common stock to international investors for $4.00 per share which resulted in net proceeds of $380,000 to the Company after issuance costs of $20,000. During August 1994 the Company completed a private placement of 100,000 shares of its common stock to international investors for $4.485 per share which resulted in net proceeds of $425,575 to the Company after issuance costs of $22,925. During September 1994 the Company completed a private placement of 250,000 shares of its common stock to international investors for $3.80 per share which resulted in net proceeds of $891,428 after issuance costs of $58,572.

In July 1993 the Company completed a private placement of 317,093 shares of common stock to sophisticated investors for $5.50 per share which resulted in $1,538,221 of net proceeds to the Company. During December 1993 the Company completed private placements of 427,275 shares of common stock to international investors at prices averaging $6.12 per share which resulted in $2,395,316 of net proceeds to the Company. In January 1994 the Company completed private placements of 222,100 shares of common stock to international investors at an average price of $6.24 per share which resulted in $1,263,987 of net proceeds to the Company. In March 1994 the

Company completed a private placement of 51,000 shares of common stock to international investors at a price per share of $5.30 which resulted in $245,108 of net proceeds to the Company. In connection with the July 1993 private placement, the Company entered into an agreement with a placement agent under which the Company agreed to the payment of a cash fee of 10% of the gross proceeds of placements completed by the agent, and the issuance of warrants to purchase up to 259,998 shares of common stock. The warrants were subject to partial cancellation in the event that the agent was unable to complete placements within specified periods of time. The agreement was terminated on February 9, 1994, and the agent has a vested right to purchase 153,600 shares of the Company's common stock at $6.50 per share as a result of placements completed under the agreement.

WARRANTS - At March 31, 1996, warrants to purchase 4,510,725 shares of the Company's common stock at a weighted average exercise price of $1.55 per share were exercisable and expire at various dates through November 26, 2005. Of these warrants, 3,920,625 warrants with an exercise price of $1.00 are subject to redemption by the Company at $0.10 per warrant on 60 days prior written notice if the market price for the Company's common stock exceeds $6.00 for a 20-day period ending three days prior to redemption. After November 27, 1996, the Company may redeem the warrants if the market price of the Company's common stock for the 20-day period exceeds $4.00 per share. As described in Note 4, a stipulated settlement agreement was completed in June 1994 under which the Company will issue warrants to purchase 309,734 of common stock at an exercise price of $22.00 per share, exercisable for a period of five years from date of issuance. As described in Note 7, subsequent to March 31, 1996 the Company granted a warrant to a corporation with which it entered into a license agreement. Such warrant enables the grantee to purchase 100,000 shares of common stock at an exercise price of $2.25 per share, exercisable for a period of ten years.

STOCKHOLDERS' RIGHTS PLAN - In April 1991, the Company's Board of Directors adopted a stockholders' rights plan. The plan provides for the distribution of preferred stock purchase rights to common stockholders which separate from the common stock ten business days following: (a) an announcement of an acquisition by a person (or group) ("Acquiring Party") of 15% or more of the outstanding common shares of the Company, (b) the commencement of a tender offer or exchange offer for 15% or more of the common shares, or (c) a merger or asset sale as defined in the agreement. Under the agreement, certain related parties are not considered to be an Acquiring Party. In addition, the plan was amended in November 1995 to allow the placement agent (and affiliates) associated with the November 1995 private placement to acquire up to 30% of the outstanding common shares of the Company without being characterized as an Acquiring Party. One right attached to each share of common stock outstanding as of April 15, 1991 and attaches to all shares issued thereafter. Each right entitles the holder to purchase one one-hundredth of one share of Series R junior participating cumulative preferred stock, par value $25.00 per share ("unit of preferred stock"), at an exercise price of $120 per unit of preferred stock. The units of preferred stock are non redeemable, voting and are entitled to certain preferential dividend and liquidation rights. The exercise price and the number of units of preferred stock issuable are subject to adjustment to prevent dilution.

If, after the rights have been distributed, the Company is a party to a business combination or other specifically defined transaction, each right (other than those held by the Acquiring Party) will entitle the holder to receive, upon exercise, units of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the right. Alternatively, a majority of the independent Directors of the Company may direct the Company to exchange all of the then outstanding rights for common stock at an exchange ratio of one common share per right. The rights expire April 15, 2001 and are redeemable
(at the option of a majority of the independent Directors of the Company) at $.01 per right at any time until the tenth day following an announcement of the acquisition of 15% or more of the Company's shares.

STOCK OPTIONS - The Company is authorized to issue options on up to 1,014,500 common shares to directors, consultants and key employees under various stock option plans or by direct grant by the Company's Board of Directors. Incentive stock options are granted at prices not less than the fair market value at the date of grant. Non-qualified stock options may be granted at prices below 100% (but not less than 85%) of the fair market value at the date of grant. The options become exercisable in various increments over four or five years. Options are terminated if not exercised within 5-10 years from the date of grant.

As of March 31, 1996, 130,100 shares remained available for grant under all plans. The following table summarizes stock option activity for the fiscal years ended March 31, 1994, 1995 and 1996:

                                  Number         Price
                                 of Shares     Per Share
                                 ---------     ---------
  Outstanding March 31, 1993     641,080        $3.25-27.375
     Granted                     271,000        $4.00-10.00
     Exercised                   (70,227)       $3.25-4.40
     Canceled                   (203,500)       $4.00-22.00
                                ---------
  Outstanding March 31, 1994     638,353        $4.00-27.375
     Granted                     435,000        $3.125-5.875
     Exercised                        --                  --
     Canceled                    (21,713)      $5.125-27.375
                                ---------
  Outstanding March 31, 1995   1,051,640       $3.125-22.50
     Granted                     182,000       $1.75-2.50
     Exercised                        --               --
     Canceled                   (320,340)      $2.50-22.50
                               ---------
  Outstanding March 31, 1996     913,300
                               ---------

At March 31, 1996, options for 479,900 shares of common stock were exercisable and the remaining 433,400 become exercisable through 1999. The weighted average exercise price of these options is $6.59 per share and they expire from May 1996 to December 2005.

An option held by an officer of the Company to purchase 125,000 shares of common stock at an exercise price of $4.00 per share was scheduled to expire January 20, 1994 if not exercised. The pending expiration created a possible situation where the officer would be forced to exercise the option and immediately sell a significant number of shares to cover the expenses of the exercise, potentially impairing the Company's fundraising efforts in process at that time. Accordingly, in advance of this expiration date, the Board of Directors of the Company decided that it was in the best interest of the Company to grant a replacement option, contingent upon the expiration of the original option, to purchase 125,000 shares at the same exercise price of $4.00 per share. This grant effectively extended the term of the expiring option to January 20, 1997. The replacement option transaction resulted in no current or future outlay of cash by the Company, however, Accounting Principles Board Opinion Number 25 required that the Company recognize compensation expense equal to the difference between the exercise price of the option, and the market value of the Company's common stock as of the date the replacement option was granted.

Accordingly, the Company recorded compensation expense of $468,750, included in general and administrative expense, during Fiscal 1994 related to the grant of this replacement option.

3.   DISTRIBUTION AND MARKETING AGREEMENTS

AGREEMENTS IN EFFECT AT MARCH 31, 1996 - During the year ended March 31, 1996 the Company entered into two agreements under which it has granted exclusive rights relating to its Kephra-TM- photochromic technology. One agreement related to the exclusive use of Kephra in the U.S. and Canadian soft-drink markets, and the second related to the exclusive worldwide use of Kephra in the production of watches. In January 1996 the Company entered into an agreement under which it licensed its Sun Alert technology for exclusive worldwide use.

AGREEMENTS WITH COLGATE-PALMOLIVE COMPANY - During 1987 the Company entered into two agreements with Colgate (collectively, the "Distribution Agreements") which, as subsequently amended, granted Colgate the exclusive right to market the Company's Periodontal Tissue Monitor kit (the "PTM") throughout most of the world. As consideration for the marketing rights Colgate paid an aggregate of $1,200,000 in option and exclusivity fees which were recorded by the Company as Marketing Rights revenue during the period September 23, 1983 to March 31, 1996. No such revenues were recorded during any of the years ended March 31, 1996, 1995 and 1994. Under the Distribution Agreements the Company also issued 35,002 shares of common stock to Colgate for cash consideration of $300,000. On May 11, 1995, the Company and Colgate entered into an agreement to terminate the Distribution Agreements. No financial consideration was exchanged under the termination agreement, and all marketing rights held by Colgate were returned to the Company.

AGREEMENT WITH PURELY HAWAIIAN LICENSING, INC. - On April 30, 1994 the Company entered into a Purchase Agreement (the "Agreement") to sell certain assets relating to its Sun Alert-TM- technology to Purely Hawaiian Licensing, Inc. Due to the fact that certain of the assets were sold on a consignment basis, and that other uncertainties existed regarding the ultimate realization of any consideration from the sale, at March 31, 1994 approximately $127,000 in patent, trademark and other assets related to the product line was written off and included in product development expense, and approximately $200,000 in inventory was written off and included in cost of product sales. Purely Hawaiian failed to make certain minimum payments required under the agreement and, in January 1996, the Company terminated the agreement.


4.   COMMITMENTS AND CONTINGENCIES

TECHNOLOGY LICENSE AGREEMENTS - The Company has entered into agreements relating to certain technologies which obligate the Company to pay royalties based on any sales of products incorporating such technologies and upon achievement of certain other milestones. In 1984 the Company entered into an agreement with the Board of Trustees of the University of Illinois ("U of I") which granted the Company an exclusive license to certain technologies used in the PTM product and requires the Company to pay a royalty, subject to reduction under certain circumstances, to U of I equal to 5% of any sales of PTM. In addition, as described in Note 7 below, on May 8, 1996 the Company entered into an agreement with Wound Healing of Oklahoma ("WHO") under which it acquired an exclusive worldwide license to a certain technology,

Photodynamic Immunotherapy-TM- treatment for cancer. The agreement requires the Company to pay WHO a royalty ranging from 8% to 10% on any sales of products using the licensed technology, or from the sale of marketing rights associated with the technology.

LEASES - The capitalized cost and accumulated depreciation of property under capital lease obligations included in property and equipment is as follows:

                                            March 31
                                       1996          1995
                                       ----          ----
     Laboratory equipment            $ 135,156     $ 135,156
     Office furniture and equipment     23,918       19,550
     Less accumulated depreciation    (137,548)     (149,167)
                                     ---------     ---------
                                     $  21,526     $   5,539
                                     ---------     ---------
                                     ---------     ---------

Future minimum lease commitments and rental payments are summarized as follows for the year ending March 31:

                                           Capital    Operating
                                           Leases       Leases
                                           -------    ---------
     1997                                  $14,055      $29,353
     1998                                    5,640      -------
     1999                                    5,640      -------
     2000                                    5,640
     2001                                    2,820
                                           -------
                                            33,795
     Less imputed interest                  (3,587)
                                           -------
     Present value of minimum future
      lease payments                       $30,208
                                           -------
                                           -------


Total rent expense for the fiscal years ended March 31, 1996, 1995 and 1994, and the period September 23, 1983 to March 31, 1996 were $132,766, $144,279,
$137,424, and $1,377,180, respectively.

EMPLOYMENT AGREEMENT - Effective January 1, 1995, the Company entered into an employment agreement to engage Larry O. Bymaster to serve in the capacity of Chairman of the Board and Chief Executive Officer of the Company. The agreement provides for a guaranteed base salary and an annual bonus of up to 50% of
salary, such bonus amount to be determined by the Board of Directors.   It also
provides for payment in lieu of pension coverage of up to 10% of Mr. Bymaster's cash salary compensation, and payment of premiums, on behalf of Mr. Bymaster, for a term life insurance policy with coverage in an amount equal to twice the base salary earned by Mr. Bymaster. The agreement is effective for a period of 24 months and expires on December 31, 1996.

CONSULTING AGREEMENT - Effective January 1, 1995, the Company entered into a consulting agreement with its former Chairman covering a period of 33 months, commencing on the effective date and ending on September 30, 1997. As compensation for services rendered, the Company will pay an annual consulting fee payable in equal monthly installments, in the amount of $100,000 for the calendar year 1995 and $50,000 for the calendar year 1996. Payments for the fiscal years ended March 31, 1996 and 1995 were $87,500 and $25,000 respectively.

LITIGATION - On February 4, 1992, the Company received service of a putative stockholder class action complaint against it and certain former officers of the Company. The complaint alleged various claims, under the antifraud provisions of the Securities Exchange Act of 1934 and other law, on behalf of persons who purchased the Company's common stock on the open market between May 18, 1990 and November 14, 1991, including the claim that the Company failed to disclose information regarding the prospects for U.S. Food and Drug Administration approval of the Periodontal Tissue Monitor Kit. Additional similar complaints were thereafter filed by other individuals. A single complaint consolidating all of these complaints was filed on May 4, 1992. This consolidated complaint alleged similar claims on behalf of a shorter putative class period extending from February 1, 1991 through November 14, 1991. The Company's motion to dismiss the consolidated complaint was granted with respect to the state law claims but denied with respect to the federal securities claims.

On March 11, 1994 the Company's Board of Directors approved an agreement-in-principle to settle the litigation, and on June 16, 1994 the U.S. District Court approved a Stipulation of Settlement of the litigation. The settlement expanded the class to include all persons who purchased the Company's stock from October 4, 1990 through and including November 14, 1991. The settlement included a cash payment of $2,800,000 to the plaintiff class, all of which was paid by the insurers providing liability coverage for the Company's directors and officers. Additionally, upon distribution of the settlement by the plaintiffs' attorneys, the Company will issue to the plaintiff class five-year warrants to purchase 309,734 shares of common stock at an exercise price of $22.00 per share. The Company believed the claims to be without merit but concluded that it was in its best interest to settle the matter to avoid the expenses and risks of continued litigation.

5.   INCOME TAXES

The Company adopted Financial Accounting Standards Board (FASB) Statement No. 109, Accounting for Income Taxes, as of April 1, 1993. FASB Statement No. 109 is an asset and liability approach that requires the recognition of deferred assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Significant components of the Company's deferred tax assets as of March 31 are shown below. A valuation allowance of $10,982,000 and $9,695,000 at March 31, 1996 and 1995, respectively, has been recognized as an offset to the deferred tax assets as realization of such assets is uncertain.

                                                            March 31
                                                       1996         1995
                                                       ----         ----
     Deferred tax assets:
       Capitalized research expense                $    202,000  $    170,000
       Accruals not currently deductible                179,000        79,000
       Net operating loss carryforwards              10,207,000     9,102,000
       Research and development and other credits       472,000       425,000
                                                   ------------  ------------
          Total deferred tax assets                  11,060,000     9,776,000
     Deferred tax liabilities - patent expense          (78,000)      (81,000)
                                                   ------------  ------------
          Total net deferred tax assets              10,982,000     9,695,000
     Valuation allowance for deferred tax assets    (10,982,000)   (9,695,000)
                                                   ------------  ------------
          Net deferred tax assets                  $          0    $        0
                                                   ------------  ------------
                                                   ------------  ------------

At March 31, 1996, the Company has federal and California tax net operating carryforwards of approximately $27,374,000 and $10,360,000, respectively. The Company also has federal and California research and other credit carryforwards of approximately $361,000 and $97,000, respectively. The difference between the tax loss carryforwards for federal and California purposes is attributable to the capitalization of research and development expenses for California tax purposes and a required 50% limitation in the utilization of California loss carryforwards. The federal tax loss carryforward and the credit carryforwards will begin expiring in 1999 unless previously utilized. The California tax loss carryforward and credit carryforwards began expiring in 1995.

The Internal Revenue Code ("IRC") includes provisions which significantly limit potential use of net operating losses in situations where there is a change in ownership, as defined in IRC Section 382, of more than 50% during a three-year period. Accordingly, if a change in ownership occurs, the ultimate benefit realized from these carryovers may be significantly reduced in total, and the amount that may be utilized in any given year may be significantly limited. The limitation is computed based upon the fair market value of the Company at the time of the ownership change multiplied by the federal long-term tax-exempt borrowing rate. The State of California has enacted similar legislation. The common stock issuance of November 27, 1995 in combination with other stock issuances completed by the Company during the past three years have resulted in a change in ownership as defined in IRC Section 382. Accordingly, the Company is currently subject to an annual limitation of approximately $605,000 on accumulated federal and California net operating loss carryforwards of approximately $26,000,000 and $10,000,000 respectively.

6.   RELATED PARTY TRANSACTIONS

For the period September 23, 1983 to March 31, 1996, the Company incurred expenses principally for financial consulting services inclusive of finder's fees on Company financing of $861,928 to related entities. No such expenses to related entities were incurred during the fiscal years ended March 31, 1996, 1995, and 1994.


7.  SUBSEQUENT EVENTS

LICENSE AGREEMENT WITH WOUND HEALING OF OKLAHOMA - On May 8, 1996 the Company entered into an agreement with WHO, a privately held corporation, under which it acquired an exclusive license to a certain technology, Photodynamic Immunotherapy-TM- ("PDIT-TM-") treatment for cancer. Under the agreement, the Company granted WHO a ten-year warrant to purchase 100,000 shares of the Company's common stock at an exercise price of $2.25 per share.

OPTION TO ACQUIRE WITH BINARY THERAPEUTICS, INC. - On June 4, 1996 the Company entered into an agreement with Binary Therapeutics, Inc. ("BTI") under which the Company was granted an option to acquire BTI, a development stage company with certain technologies in the area of Photodynamic Therapy ("PDT") for cancer. The agreement gives the Company the right to acquire BTI at anytime prior to April 30, 1997 by a merger of BTI into a wholly owned subsidiary of the Company. If the Company elects to exercise its option, the agreement calls for the Company to issue common stock to the BTI stockholders with an aggregate acquisition value of $6,000,000. The number of shares of the Company's common stock to be issued will be determined based upon the market value of the Company's common stock prior to the date of exercise, although the value of the common stock cannot be less than $2.00 or more than $6.00 per share. Under the agreement, the Company will assist BTI during the option period with the advancement of certain PDT products into human clinical trials. In order for the merger to be effected, the agreement will require approval by a majority of the stockholders of BTI, and BTI is currently in the process of seeking such approval. The Company may elect to, or under certain circumstances may be required to, obtain the approval of its stockholders prior to effecting the merger. Additionally, in order to exercise its rights to consummate the merger under the agreement, the Company will have to satisfy certain conditions, including funding up to $1,250,000 of product development expenses incurred by BTI during the option period. In the event that the Company terminates the agreement, the Company would remain obligated to continue funding of such product development expenses incurred during the period ending 90 days from such termination.

INDEPENDENT AUDITORS' REPORT
Xytronyx, Inc. and Subsidiary:


We have audited the accompanying consolidated balance sheets of Xytronyx, Inc. and Subsidiary (the "Company", a development stage enterprise) as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1996 and the period from September 23, 1983 (date of incorporation of Xytronyx, Inc.) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan or perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Xytronyx, Inc. and Subsidiary at March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, and for the period from September 23, 1983 (date of incorporation of Xytronyx, Inc.) to March 31, 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing and commercializing medical products based on biotechnological research. As discussed in Note 1 to the consolidated financial statements, the fact that the Company has incurred recurring operating losses and operating cash flow deficiencies since inception raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ DELOITTE & TOUCHE LLP

San Diego, California
May 8, 1996 (June 4, 1996 as to Note 7)

CONSOLIDATED QUARTERLY FINANCIAL SUMMARIES (UNAUDITED)
XYTRONYX, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE ENTERPRISE)

                                                                           Year ended March 31, 1995
                                                   -----------------------------------------------------------------------------
                                                       First           Second          Third       Fourth                   Year
- --------------------------------------------------------------------------------------------------------------------------------
1995  Total revenues                               $955,199         $145,774        $51,465       $48,718             $1,201,156
      Net loss                                     (688,584)        (901,711)      (912,974)   (1,251,699)            (3,754,968)
      Loss per share of common stock                  (0.15)           (0.18)         (0.17)        (0.24)                 (0.74)
      Market price range of common stock*
             High                                      5.50             6.50           4.94          4.13                   6.50
             Low                                       3.31             3.38           2.56          1.50                   1.50
      Shares traded                                 661,500        1,110,300      1,037,700       648,100              3,457,600

- --------------------------------------------------------------------------------------------------------------------------------
                                                                             Year ended March 31, 1996
                                                    -----------------------------------------------------------------------------
                                                       First           Second          Third        Fourth                   Year
- --------------------------------------------------------------------------------------------------------------------------------
1996  Total revenues                                $94,901          $50,200       $201,755       $31,960               $378,816
      Net loss                                     (707,952)        (877,728)      (655,574)   (1,014,649)            (3,255,903)
      Loss per share of common stock                  (0.13)           (0.17)         (0.10)        (0.12)                 (0.52)
      Market price range of common stock*
             High                                      1.94             3.00           3.38          2.75                   3.38
             Low                                       1.25             1.38           1.25          1.38                   1.25
      Shares traded                                 487,300          970,900      1,075,000       899,800              3,433,000
- --------------------------------------------------------------------------------------------------------------------------------

*THIS PRESENTS THE HIGH AND LOW CLOSING PRICES AND TRADING VOLUMES FOR THE PERIODS INDICATED AS REPORTED BY AMEX. THE COMPANY HAS NEVER PAID ANY CASH DIVIDENDS AND DOES NOT CONTEMPLATE THE PAYMENT OF CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

CORPORATE INFORMATION
XYTRONYX, INC.


EXECUTIVE OFFICERS
LARRY O. BYMASTER                                    HEADQUARTERS
Chairman of the Board,                               Xytronyx, Inc.
President and Chief                                  6555 Nancy Ridge Drive, Suite 200
Executive Officer                                    San Diego, CA  92121

DALE A. SANDER
Vice President of Finance,                           TRANSFER AGENT
Chief Financial Officer                              First Chicago Trust Company of New York
and Secretary                                        Mail Suite 4691
                                                     P.O. Box 2533
                                                     Jersey City, NJ  07303-2533

DIRECTORS
LARRY O. BYMASTER                                    CORPORATE COUNSEL
Chairman of the Board,                               Donovan Leisure Newton & Irvine
President and Chief                                  30 Rockefeller Plaza
Executive Officer                                    New York, NY  10112

H. LAWRENCE GARRETT, III
Senior Vice President                                INDEPENDENT AUDITORS
Rolls-Royce, Inc.                                    Deloitte & Touche LLP
                                                     701 B Street, Suite 1900
                                                     San Diego, CA  92101-8198
JACK HALPERIN
Attorney                                             NOTICE OF ANNUAL MEETING
                                                     The Annual Meeting of Stockholders will
WILLIAM L. JORGENSON                                 be held at 9:00 a.m. on Friday, August 9,
Managing  Principal                                  1996, at the Company's headquarters.
Senechal, Jorgenson, Hale & Co., Inc.
                                                     10-K AVAILABILITY
JOHN M. KOLBAS                                       A copy of the Company's annual report to
Retired President                                    the Securities and Exchange Commission on
Norwich Eaton Pharmaceuticals, Inc.                  Form 10-K for the fiscal year ended March
                                                     31, 1996, without exhibits, will be made
ELLIOTT H. VERNON                                    available free of charge to any
Chairman of the Board and                            Stockholder upon written request to the
Chief Executive Officer                              Corporate Secretary, Xytronyx, Inc., 6555
Healthcare Imaging Services, Inc.                    Nancy Ridge Drive, Suite 200, San Diego,
                                                     CA  92121
MORRIS S. WEEDEN
Retired Vice Chairman of the                         STOCK LISTING (XYX)
Board of Directors                                   The shares of common stock of Xytronyx,
Morton Thiokol, Inc.                                 Inc. are traded on the American Stock Ex-
                                                     change under the symbol "XYX".  Trading
MICHAEL S. WEISS                                     activity in the Company s shares is
Senior Managing Director                             reported daily (when trading occurs) in
Paramount Capital, Inc.                              the Wall Street Journal.